July 9, 2007

Bill Glaser
uKarma Corporation
520 Broadway, Suite 350
Santa Monica, CA 90401

RE: Amendment to Option Agreement dated January 17, 2005

Dear Bill:

Reference is made to the Option Agreement (the “Option”) between us dated January 17, 2005 relating to 3 million shares of uKarma Corporation owned by me (the “Shares”). This confirms our agreement that Section 1 of the Option is amended so that the purchase price is changed from $.20 per share to One Hundred Dollars ($100.00) in the aggregate for all of the Shares.

Except as amended above, all of the other terms and conditions of the Option shall remain in full force and effect.

Very truly yours,

Fred Tannous